Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement of Alexander & Baldwin, Inc. on Form S-4 of our report dated November 26, 2012 (July 5, 2013 as to Notes 18 and 19), related to the consolidated financial statements of Grace Pacific Corporation and subsidiaries as of September 30, 2012 and 2011, and for each of the three years in the period ended September 30, 2012,  appearing in the proxy statement/prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such proxy statement/prospectus.

/s/ DELOITTE & TOUCHE LLP

Honolulu, Hawaii

July 5, 2013